Exhibit 5.1

March 14, 2019

Avinger, Inc.

400 Chesapeake Drive

Redwood City, CA 94063

Re:     Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Avinger, Inc., a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment No. 1 to (i) a registration statement on Form S-1 (File No. 333-222517) (the “Initial Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on February 13, 2018, and (ii) a second registration statement on Form S-1 (File No. 333-223023) (the “Rule 462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statement”) filed by the Company with the Commission pursuant to Rule 462(b) under the Securities Act on February 14, 2018. The Registration Statement relates to the offer and sale by the Company of an aggregate of (A) 17,979 shares of Series B convertible preferred stock, par value $0.001 per share (the “Series B Preferred Stock”), with each share of Series B Preferred Stock initially convertible into a number of shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”; and the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the “Conversion Shares”), as specified in the Registration Statement, (B) 8,989,500 Conversion Shares, (C) warrants (the “Warrants”) to purchase up to 17,979,000 shares of Common Stock (the “Warrant Shares”), and (D) 17,979,000 Warrant Shares. The offering of the Series B Preferred Stock and the Warrants closed on February 16, 2018.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1.	The shares of Series B Preferred Stock have been validly issued and are fully paid and nonassessable.

2.	The Warrants constitute binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.

The Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms thereof and the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”), including, without limitation, the payment in full of applicable consideration, will be validly issued, fully paid and non-assessable.

4.

The Conversion Shares, when issued upon conversion of the Series B Preferred Stock in accordance with the Certificate of Designation of the Series B Convertible Preferred Stock and the Certificate of Incorporation, will be validly issued, fully paid and non-assessable.

Our opinions set forth above are subject to:

(a)

the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws);

(b)

the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law; and

(c)

limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, or (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct.

We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to federal laws of the United States of America, the laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” contained in the prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

DFM/TF